Exhibit 99.1

Heron Therapeutics Announces Appointment of Ira Duarte as Chief Financial Officer

SAN DIEGO, June 23, 2023 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs, announced today the appointment of Ira Duarte as Chief Financial Officer. Ms. Duarte has more than twenty-five years of experience in a variety of finance and accounting positions, including over a decade in the pharma industry.

“I am excited to welcome Ira to Heron as Chief Financial Officer,” said Craig Collard, Chief Executive Officer of Heron. “I had the pleasure of previously working with Ira and I look forward to her contributions as we continue to develop long-term plans aimed at maximizing the potential of Heron’s commercial portfolio.”

Ms. Duarte brings significant experience and expertise in financial leadership to Heron. Prior to joining Heron, Ms. Duarte served in financial leadership roles from 2016 – 2023, most recently as Chief Financial Officer, at Veloxis Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company. Prior to that, Ms. Duarte served as the Corporate Controller at BioDelivery Sciences, Inc. from 2014 – 2016, and from 2009 – 2014 she was Senior Director of Corporate Finance for Chiesi USA, Inc. and Director of Accounting and Financial Planning for Cornerstone Therapeutics, Inc., where she was a core member of the team that guided the sale of Cornerstone Therapeutics, Inc. to Chiesi Farmaceutici S.p.A. Ms. Duarte previously held various roles from Staff to Senior Manager at Ernst & Young Global Limited. Ms. Duarte currently serves on the board of directors of TerrAscend Corporation and has since December 2022. Ms. Duarte is a Certified Public Accountant and holds a BS in Accounting from Florida Atlantic University.

“Heron is a commercial-stage company with tremendous potential for growth in the post-operative pain and oncology markets, with four products that deliver relief to thousands of people worldwide,” said Ms. Duarte. “My immediate priority is to work with the accomplished management team and board of directors to identify ways to reduce our cash burn through improved operational efficacy. I am excited to join the team and believe that Heron has a bright future.”

In connection with the commencement of Ms. Duarte’s employment, Heron granted Ms. Duarte an inducement award consisting of (i) a non-statutory stock option to purchase 800,000 shares of Heron common stock (Inducement Option), (ii) restricted stock units consisting of 50,000 shares of Heron common stock (Inducement RSUs), and (iii) a non-statutory stock option to purchase up to 500,000 shares of Heron common stock based upon the achievement of certain common stock price goals (Inducement PSO). The Inducement Option and Inducement PSO each have an exercise price based on the closing price per share as reported on the Nasdaq Capital Market as

Exhibit 99.1

of June 16, 2023, the effective date of the grants and the start date of Ms. Duarte’s employment with Heron. The Inducement Option has a 10-year term with a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years, subject to Ms. Duarte’s continuous service through each vesting date. The Inducement RSUs vest as to 25% of the shares subject to the Inducement RSUs on each of the first four anniversaries of the grant date, subject to Ms. Duarte’s continuous service through each such vesting date. The Inducement PSO has a 10-year term and vests as to a certain number of shares of the Company’s common stock upon achievement of certain stock price goals during Ms. Duarte’s employment with the Company and during the term of the Inducement PSO, subject to Ms. Duarte’s continuous service through each such vesting date. In accordance with Nasdaq Listing Rule 5635(c)(4), the inducement award grants were approved by Heron’s Board of Directors and Heron’s Compensation Committee of the Board of Directors and were made as a material inducement to Ms. Duarte entering into employment with Heron.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, and other risks and uncertainties identified in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:
David Szekeres
Executive Vice President, Chief Operating Officer
Heron Therapeutics, Inc.
dszekeres@herontx.com
858-251-4447